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                                  EXHIBIT 1

STOCKHOLDERS' VOTING AGREEMENT


         THIS STOCKHOLDERS' VOTING AGREEMENT (the "Agreement") dated as of May 25, 2001 ("Effective Date"), is being entered into by and between RMS Limited Partnership ("RMS"), a Nevada limited partnership, and Jotter Technologies, Inc. ("Jotter") ("Jotter" together with RMS are the "Shareholders" and individually a "Shareholder").

WITNESSETH

        WHEREAS, Section (xiv) of that certain Securities Purchase Agreement ("Purchase Agreement"), dated June 5, 2001, by and among SAFLINK Corporation ("SAFLINK"), a Delaware corporation, and certain purchasers, provides that the Shareholders shall have agreed to vote at SAFLINK's next shareholder meeting in favor of (a) approving the Series E Preferred Stock and warrant financing;
(b) approving the SAFLINK Corporation 2000 Stock Incentive Plan; and (c) approving the Reverse Stock Split (as defined in the Purchase Agreement) (the "Shareholder Proposals");

        WHEREAS, as of the date hereof, Jotter owns of record 6,770,115 shares of common stock, par value $0.01, of SAFLINK ("Common Stock") and RMS owns of record 11,927,312 shares of Common Stock;

        WHEREAS, Jotter desires to vote in tandem with and in like manner as and as directed by RMS (or its designee) for the election of directors of SAFLINK and on all other matters which may be presented at any meeting of the shareholders of SAFLINK or with respect to which the consent of the shareholders of SAFLINK is sought; and

         NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this agreement, the parties hereto hereby agree as follows:

1. Tandem Voting. Jotter (on behalf of itself and each Affiliate of such Shareholder that may acquire such Voting Shares on or after the date hereof) agrees to vote in tandem with and in like manner as and as directed by RMS (or its designee) for the election of directors of SAFLINK and on all other matters which may be presented at any meeting of the shareholders of SAFLINK or with respect to which the consent of the shareholders of SAFLINK is sought. RMS shall provide written notice to Jotter on or prior to the time of a vote for the election of directors of SAFLINK or on any other matters which may be presented at any meeting of the shareholders of SAFLINK or as to which the consent of the shareholders of SAFLINK is sought. Such notice shall state how such Shareholder shall vote on such matter or the consent required of such Shareholder.

2.       Termination.

        (a) Notwithstanding Sections 2(b) or 2(c) below, this Agreement shall terminate on the date that the principal and interest on the $1.0 million promissory note issued to RMS, pursuant to the Loan Agreement, dated November 13, 2000, as amended May 29, 2001, is paid in full.

           (b) In the event that (i) more than 50% (fifty percent) of the issued and outstanding Common Stock is sold to any Person or "group", as such term is defined under the Securities Exchange Act of 1934, as amended, other



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than any of the Shareholders, (ii) SAFLINK sells substantially all of its assets to any Person, other than to an Affiliate or (iii) SAFLINK merges with any Person, other than with an Affiliate, then in each case this Agreement shall terminate as of the date of consummation of any such transaction.

           (c) In the event that any Shareholder ceases to hold at least 50% (fifty percent) of the Common Stock (including any Common Stock which may be received upon conversion or exchange of any other security of SAFLINK) that such Shareholder holds on the date hereof, then this Agreement shall terminate with respect to such Shareholder and such Shareholder shall be released from all obligations hereunder. If, by the operation of the this Section 3(c), only one Shareholder shall be bound by the terms and conditions of this Agreement, then this Agreement shall terminate as of such date.

3. Notice Provisions. All notices or communications required to be given by any Person pursuant to this Agreement shall be effected in writing either by personal delivery or by registered or certified mail, postage prepaid with return receipt requested to the addresses indicated below:

                 If to RMS:

                          RMS Limited Partnership
                          201 West Liberty Street
                          PO Box 281
                          Reno, NV 89504
                          Attn: C. Thomas Burton

                 With a copy to:

                          Thomas J. Egan, Jr., Esq.
                          Baker & McKenzie, Suite 900
                          815 Connecticut Avenue, NW
                          Washington, DC   20006

                 If to Jotter:

                         Jotter Technologies, Inc.


               Att: Glenn Argenbright

4. Owner of Shares. Each party to this Agreement may deem and treat the person in whose name shares of securities are registered in the stock books of SAFLINK as the owner thereof for all purposes, including without limitation, for giving of notices under this Agreement.

5. Legend. A copy of this Agreement shall be filed with the Secretary of SAFLINK and shall be kept at its principal executive office. Upon the execution of this Agreement, each of the parties thereto shall cause each certificate representing shares of voting securities now or hereafter owned by it to carry a legend as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THIS STOCKHOLDERS' VOTING AGREEMENT, DATED AS OF MAY __, 2001. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICES OF THE COMPANY.

6. Complete Agreement. This is the complete agreement between the parties with respect to the subject matter hereof and supersedes all prior




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negotiations and agreements with respect thereto. There are no representations, warranties, covenants, conditions, terms, agreements, promises, understandings, commitments or other arrangements with respect to the subject matter hereof other than those expressly set forth herein.

7. Governing Law. This agreement shall be governed by, construed under and enforced in accordance with the laws of the State of Delaware without regard to any conflict of law principles thereof.

8. Binding Agreement; Successors. This agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and each of their respective successors, assigns, heirs and other representatives.

9. Headings. The section headings herein are for reference purposes only and shall not affect in any way, the meaning or interpretation of this agreement, nor are they deemed to constitute a part of this Agreement.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11. Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable and actual attorneys' fees (including any such fees incurred in connection with enforcement of any judgments) in addition to its or his costs and expenses and other available remedies.

12. Waiver; Amendment. Any waiver of an provision or breach of this Agreement must be in writing, executed by the waving party. No waiver of any provision or breach of this Agreement shall be a waiver of any other provision or breach of this Agreement or any subsequent breach. Any amendment or modification of this Agreement must be in writing and executed by all of the parties hereto.

13. Specific Performance. Each of the parties hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by a party hereto and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto agrees that in the event of any actual or threatened beach of this Agreement by any party hereto, the other parties hereto shall be entitled to specific performance. Such remedy shall not be the exclusive remedy for any breach of this Agreement, but shall be in addition to all other remedies available at law or equity to such party.

14. Interpretation of Agreement. This Agreement shall be construed in its entirety, with no emphasis or meaning being given to the headings or captions utilized in this Agreement or the placement of the various provisions.

15. Definitions. The following capitalized terms shall have the meanings set forth below:

                 (a) "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled



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by or under direct or indirect common control with such specified Person or
(ii) any other Person that owns, directly or indirectly, 5% or more of such specified Person's voting stock or any executive officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of this Agreement, no Shareholder shall be deemed to be an Affiliate of any other Shareholder.

                 (b) "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, trust, or unincorporated organization.

                 (c) "Voting Shares" shall mean shares of SAFLINK's Common Stock, Options, Preferred Stock or any other voting securities of SAFLINK held on or after the Effective Date by any Shareholder or its Affiliate, plus all voting securities hereinafter attributable to such shares or received or receivable in respect thereof by way of stock splits or stock dividends, recapitalization or liquidation of the SAFLINK or merger or consolidation of the SAFLINK with any other corporation or organization.

16. Assignment. RMS may assign the terms and conditions of this Agreement to any Affiliate that holds Voting Shares.



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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                            Jotter Technologies, Inc.




By: /s/ Glenn Argenbright
   ---------------------------

                                                            Glenn Argenbright
                                                            President

                                                            RMS: Limited
                                                            Partnership

                                                            By:  Crystal
                                                            Diamond, Inc.

                                                            Its: Managing
                                                            General Partner




By: /s/ C. Thomas Burton, Jr.
   ---------------------------
                                                            Name:
                                                            Title:


ACKNOWLEDGMENT OF STOCKHOLDERS' VOTING AGREEMENT

SAFLINK Corporation hereby acknowledges the existence of the foregoing Stockholders' Voting Agreement.

                                                   SAFLINK Corporation


                                                   By: /s/ Jeffrey P. Anthony
                                                      --------------------------

                                                   Jeffrey P. Anthony
                                                   President